Exhibit 10.2

RESTRICTED STOCK RIGHTS

ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

TERMS AND CONDITIONS

The following terms and conditions apply to the Restricted Stock Rights (the “RSRs”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Restricted Stock Rights Award Notification Letter (the “Notification Letter”), to which these terms and conditions are appended. Certain terms of the RSRs, including the number of RSRs granted and the vesting schedule for the RSRs, are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification Letter.

1.	General. Each RSR represents the right to receive one Share on a future date on the terms and conditions set forth herein and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in these terms and conditions, the terms and conditions of the Plan shall govern.

2.	Delivery of Shares. Subject to Section 3 and 4 below, the RSRs will vest pursuant to the vesting schedule set forth in the Notification Letter, provided the Participant is, on the relevant vesting date, and has been from the date of grant of the RSRs to the relevant vesting date, continuously employed by the Company or one of its Subsidiaries. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then employed by the Company or another Subsidiary without a break in service.

Upon vesting, a share certificate evidencing the Shares subject to the vested RSRs will be issued in the name of the Participant and delivered to the Participant at the Participant’s address on file with the Company on the vesting date, provided that the Participant may request to receive delivery of the shares either by transfer of the Shares to a broker or by depositing the Shares in an account with the Company’s transfer agent, by delivering to the Company a written election form satisfactory to the Company specifying such alternate delivery instructions.

3.	Termination of RSRs; Forfeiture. The RSRs will terminate upon or following the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: All outstanding RSRs will be forfeited and, except as provided in the last sentence of Section 4 below, the Participant will not have any right to delivery of Shares in respect of RSRs that did not vest prior to such termination. If the Participant’s employment is terminated by the Company or a Subsidiary for Cause, then the Company shall have the right to reclaim and receive from the Participant any Shares delivered to the Participant upon the vesting of any RSRs within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent value thereof in cash.

(b)	Death, Disability or Retirement: A prorated portion of the RSRs shall vest, calculated as follows: (A) the total number of RSRs awarded, multiplied by a fraction (and rounded down to the nearest whole Share), the numerator of which shall be the number of days from the date of grant of the RSRs to the date of death, Disability or Retirement, as the case may be, and the denominator of which shall be the number of days from the date of grant of the RSRs to the last scheduled vesting date for the RSRs set forth in the Notification Letter, less (B) the number of RSRs already vested at the time of the Participant’s death, Disability or Retirement, as the case may be. Shares equal to the prorated number of RSRs that so vest will be delivered to the Participant (or his or her Beneficiary, in the event of death) as soon as practicable following the date of death, Disability or Retirement, as the case may be.

(c)	Proscribed Activity: If, during the Proscribed Period but prior to a Change in Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant upon the vesting of any RSRs during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent value thereof in cash.

4.	Change in Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change in Control, all outstanding RSRs will become fully vested immediately prior to any such Change in Control, and all Shares subject to such RSRs will be delivered to the Participant at that time in accordance with Section 2 above. To the extent (i) Participant’s employment was terminated by the Company other than for Cause or Disability during the 12 month period prior to the Change in Control, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change in Control, then the Participant shall be treated as if he or she had remained employed with the Company until the date of the Change in Control.

5.	Rights as a Shareholder; Dividend Equivalents. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the RSRs until such Shares are actually delivered to the Participant. However, the Company will pay cash dividend equivalents with respect to each RSR at the same time and in the same amount as cash dividends are paid on a Share.

6.	Withholding Taxes. RSRs will not be taxable until the Shares are delivered, provided that cash dividend equivalents will be taxable to the Participant as ordinary income, subject to wage-based withholding and reporting. The Shares when delivered will be taxable to the Participant at their then fair market value as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the number of Shares to be delivered to the Participant in an amount sufficient to satisfy the withholding obligations (based on the Fair Market Value of the Shares on the day immediately prior to the vesting date for the related RSRs), provided that the Participant may elect to satisfy all or part of the withholding tax obligation in cash or its equivalent by (i) delivering to the Company a written election form satisfactory to the Company to that effect prior to the vesting date for the related RSRs and (ii) delivering the cash or cash equivalents to the Company no later than the vesting date for the related RSRs.

7.	Definitions.

(a)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Just Cause” under the Ryder Severance Plan, as in effect on the date of grant of the RSRs. Notwithstanding the foregoing, during the three year period following a Change in Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Change in Control” occurs when:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of August 18, 1995, constituted the Board of Directors of the Company (the “Board” generally and as of August 18, 1995 the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)	there is a sale of all or substantially all of the assets of the Company.

(c)	“Disability” means an illness or injury that entitles the Participant to long-term disability payments under the Company’s Long Term Disability Plan, as in effect from time to time.

(d)	“Proscribed Activity” means any of the following:

(i)	the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsoliciation and/or nondisparagement;

(ii)	the Participant’s direct or indirect unauthorzied use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one (1) year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(e)	“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)	“Retirement” means retirement under the provisions of the Ryder System, Inc. Retirement Plan, or any successor pension plan maintained by the Company, in each case as in effect from time to time.

7.	Other Benefits. No amount accrued or paid under this Award shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.